Exhibit 10.13

CFS Bancorp, Inc. 2009 Performance-based Cash Incentive Plan

The Compensation Committee of the Board of Directors approved a Performance-based Cash Incentive Plan (Cash Incentive Plan) for key employees including the Company’s named executive officers (NEOs).  The Cash Incentive Plan provides an opportunity for key employees to earn a cash bonus for 2009 based on the achievement of corporate, business unit, and/or individual performance objectives at threshold, target or maximum levels, as established by the Compensation Committee.

If the employee achieves the applicable performance objectives, the cash bonus earned is expected to be paid in February 2010.  In addition, to receive a bonus, the employee must be employed by CFS Bancorp, Inc. or Citizens Financial Bank, or a successor or assign, on the date the cash bonus is paid.

The Compensation Committee will have full power and discretion to (a) select the employees who are eligible to receive cash bonuses under the Cash Incentive Plan, (b) determine the amounts of the bonuses to be paid, (c) determine whether the performance objectives have been achieved by any employee, and (d) construe and interpret this Plan.

The Cash Incentive Plan may be amended, modified or terminated at any time in the discretion of the Compensation Committee.  Neither this Cash Incentive Plan nor a bonus opportunity under this Plan constitutes an agreement, understanding or commitment by CFS Bancorp, Inc. or Citizens Financial Bank for continued employment with respect to any employee.